PetIQ, Inc. Reports Third Quarter 2020 Financial Results

EAGLE, Idaho, November 5, 2020 (GLOBE NEWSWIRE) -- PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and nine months ended September 30, 2020.

“We are incredibly proud of our team’s collaboration, resilience and performance during a very dynamic operating environment due to COVID-19. We’ve experienced an atypical business cadence since March of this year in our Products and Services segments resulting in episodic surges in demand and extensive temporary veterinarian clinic closures making quarterly year-over-year comparisons less indicative than our year-to-date comparisons as to the strength and momentum of our underlying business trends, which gives us tremendous confidence in our future growth trajectory,” commented Cord Christensen, PetIQ’s Chairman and CEO. “Year-to-date our Products segment has achieved more than 20% top-line growth, ahead of our original expectations, and we plan to invest in capacity to support future anticipated growth across key customers with new programs for 2021. In our Services segment, our team executed on our stated re-opening plan with approximately 95% of our business in operation at the end of the quarter and both pets per clinic and dollars per pet are outperforming pre-COVID and prior year comparisons.”

Christensen continued, “We are very pleased to have completed the acquisition of Capstar® in the quarter, and after owning the business for three months, believe we have clear line of sight to conservatively achieve our stated greater than $20 million of incremental EBITDA contribution in full year 2021. At PetIQ, we have a strong foundation for long-term growth with our diversified business model of providing affordable and convenient access to veterinarian services, prescriptions and OTC medications.”

Third Quarter & Year-to-Date 2020 Highlights Compared to Prior Year Period

●	Third quarter net sales of $162.1 million compared to $186.0 million for the same period last year; Year-to-date net sales of $615.8 million, an increase of 10.9%
●	Third quarter Product segment net sales of $150.1 million compared to $161.5 million for the same period last year; Year-to-date net sales of $580.7 million, an increase of 20.4%
●	Third quarter Services Segment net revenues of $12.0 million compared to $24.5 million for the same period last year; Year-to-date Services Segment net revenues of $35.2 million compared to $72.9 million for the same period last year, a decrease of 51.7%
●	Third quarter net loss of $64.5 million compared to net loss of $8.8 million for the prior year period, primarily due a $53.2 million tax expense driven by a non-cash tax valuation allowance on the Company’s deferred tax asset and $4.7 million in additional interest, depreciation, and amortization expense related to the Capstar® acquisition; Year-to-date net loss of $69.1 million compared to a net loss of $0.6 million for the prior year period, primarily due to the aforementioned third quarter expenses
●	Third quarter adjusted net loss of $2.7 million compared to adjusted net income of $9.3 million; Year-to-date adjusted net income of $19.1 million compared to adjusted net income of $31.1 million

●	Third quarter adjusted EBITDA of $12.0 million compared to $19.3 million for the prior year period; Year-to-date adjusted EBITDA of $54.8 million compared to $51.0 million for the prior year period, an increase of 7.5%
●	Completed the acquisition of the Capstar® portfolio of products on July 31, 2020
●	As of September 30, 2020, the Company has total liquidity of approximately $152 million, and an additional $15 million available via an accordion feature of the credit agreement for total liquidity of $167 million

Provides Update on Services Segment Reopening Plan

●	The Company re-opened approximately 95% of its community clinics and wellness centers as of September 30, 2020, consistent with its stated re-opening plan
●	Celebrated eight new wellness center grand openings in the third quarter of 2020 for a total of 99 wellness centers in operation at the end quarter
●	Remains on-track to open 19 new wellness centers for the year ending December 31, 2020
●	Results from recent re-openings have continued to demonstrate an increase in pet per clinic and dollars per pet as compared to the prior year period and a return to pre-COVID-19 levels
●	Expanded Telehealth Platform for community clinics and wellness centers to provide pet health and wellness services virtually to pet parents and their pets
●	The Company expects to open 130 to 170 new wellness centers in 2021

Third Quarter 2020 Financial Results

Net sales decreased 12.9% to $162.1 million for the third quarter of 2020, compared to $186.0 million for the same period in the prior year. Product segment sales were $150.1 million and Services segment revenues were $12.0 million in the third quarter of 2020. The decrease in consolidated net sales primarily reflects the temporary closure of clinics in the Services segment and following an atypical surge in Products segment orders in the second quarter of 2020 related to COVID-19 which corrected itself during the third quarter of 2020. In addition, late in the third quarter of 2020, a key retail partner transitioned a significant product program earlier than anticipated to fiscal 2021, which resulted in an approximate third quarter loss of Products segment net sales and adjusted EBITDA of approximately $5 million and $4 million, respectively. Management estimates that the Services segment would have contributed approximately $39.6 million in net revenues if existing Services locations had remained open and performed at budget in the third quarter.

Third quarter 2020 gross profit was $32.3 million, an increase of 18.3% compared to $27.3 million in the prior year period. Gross margin increased 520 basis points to 19.9% from 14.7% in the prior year period. Adjusted gross profit was $35.6 million compared to $39.0 million in the prior year period, which reflects the addition of costs associated with the temporary Services segment closures and non-same store loss contribution. Adjusted gross margin increased 100 basis points to 22.0% for the third quarter 2020 compared to 21.0% in the prior year period. Management estimates that the Services segment would have contributed an additional 391 basis points to gross margin if Services locations had remained open and performed at budget in the third quarter.

Net loss was $64.5 million for the third quarter of 2020 compared to a net loss of $8.8 million in the prior year period. The third quarter of 2020 net loss was primarily due a $53.2 million tax expense driven by a non-cash tax valuation allowance on the Company’s deferred tax asset and $4.7 million in additional interest, depreciation, and amortization expense related to the Capstar® acquisition.

Adjusted net loss was $2.7 million compared to adjusted net income of $9.3 million in the prior year period.

Third quarter adjusted EBITDA of $12.0 million compared to $19.3 million in the prior year period. Adjusted EBITDA margin decreased 290 basis points to 7.5% compared to 10.5% in the prior year period.

Adjusted gross profit, adjusted gross margin, adjusted net income, adjusted net loss and adjusted EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition and the Capstar® Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products:

For the third quarter of 2020, Product segment net sales decreased 7.1% to $150.1 million. Product adjusted EBITDA increased 28.3% to $26.3 million. The Products segment net sales and adjusted EBITDA were negatively impacted late in the third quarter as a result of the aforementioned product program transition. The Product segment did benefit from additional sales of manufactured products, including a full quarter contribution from Perrigo Animal Health and a partial quarter contribution from Capstar®. This compares to Product segment sales and adjusted EBITDA of $161.5 million and $20.5 million, respectively, for the third quarter of 2019.

Year-to-date, Product segment net sales increased 20.4% to $580.7 million and Product adjusted EBITDA increased 65% to $92.4 million.

Services:

For the third quarter of 2020, Services segment net revenues were $12.0 million compared to $24.5 million in the same period last year. Services segment adjusted EBITDA loss of $0.2 million compared to $7.0 million in the third quarter of 2019. Management estimates that the Services segment would have contributed an additional $27.5 million of net revenue and $6.2 million of adjusted EBITDA if existing Services locations had remained open and performed at budget in the third quarter.

Year-to-date Services segment net revenues and adjusted EBITDA were $35.2 million and $2.9 million, respectively. Management estimates that the Services segment would have contributed an additional $75.1 million of net revenue and $15.6 million of adjusted EBITDA if existing Services locations had remained open and performed at budget for the year-to-date period ended September 30, 2020.

Cash Flow and Balance Sheet

As of September 30, 2020, the Company had cash and cash equivalents of $57.8 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt issued in the previous quarter, was $355.5 million as of September 30, 2020. The Company had total liquidity of approximately $152 million, and an additional $15 million available via an accordion feature of the credit agreement for a total of $167 million.

Working capital increased to $146.9 million for the year-to-date period ended September 30, 2020 versus year end, primarily as a result of $123 million in net proceeds from the convertible note offering, as well as positive operating cash flows, offset by cash used to purchase Capstar®, growth in working capital assets and pay downs on the Company’s ABL.

Outlook

As previously announced, the Company’s annual guidance provided on March 10, 2020 remains suspended due to the uncertainty surrounding the impact and duration from the COVID-19 pandemic on its Services segment. While 95% of the Company’s community clinics and wellness centers have been re-opened as of September 30, 2020, the Services segment continues to experience an elevated level of absenteeism due to COVID-19 related illnesses and as a result 12% to 16% of the Services segment operations are temporarily closed week to week in an effort to keep employees and pet parents safe.

The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 800-753-0594 and international listeners may dial 312-281-2942.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through November 19, 2020. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 21971418.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended June 30, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted net loss, adjusted gross profit, adjusted gross margin, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income (loss) consists of net income (loss) adjusted for tax expense, acquisition expenses, COVID-19 related costs, integration costs and costs of discontinued clinics, new clinic launch expense, and stock-based compensation expense. Adjusted net income (loss) is utilized by management: to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for COVID-19 related costs, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted net loss, adjusted gross profit, adjusted gross margin, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	September 30, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$57,753	$27,272
Accounts receivable, net	100,826	71,377
Inventories	83,880	79,703
Other current assets	5,525	7,071
Total current assets	247,984	185,423
Property, plant and equipment, net	60,409	52,525
Operating lease right of use assets	19,498	20,785
Deferred tax assets	—	59,780
Other non-current assets	1,977	3,214
Intangible assets, net	217,367	119,956
Goodwill	230,872	231,045
Total assets	$778,107	$672,728
Liabilities and equity
Current liabilities
Accounts payable	$65,352	$51,538
Accrued wages payable	12,552	9,082
Accrued interest payable	2,530	83
Other accrued expenses	8,212	3,871
Current portion of operating leases	4,718	4,619
Current portion of long-term debt and finance leases	7,717	3,821
Total current liabilities	101,081	73,014
Operating leases, less current installments	15,338	16,580
Long-term debt, less current installments	355,495	251,376
Finance leases, less current installments	3,252	3,331
Other non-current liabilities	965	117
Total non-current liabilities	375,050	271,404
Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	342,179	300,120
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 25,256 and 23,554 shares issued and outstanding, respectively	25	23
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 3,420 and 4,752 shares issued and outstanding, respectively	3	5
Accumulated deficit	(82,959)	(15,903)
Accumulated other comprehensive loss	(1,247)	(1,131)
Total stockholders' equity	258,001	283,114
Non-controlling interest	43,975	45,196
Total equity	301,976	328,310
Total liabilities and equity	$778,107	$672,728

PetIQ, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Product sales	$150,063	$161,534	$580,650	$482,224
Services revenue	12,020	24,491	35,193	72,871
Total net sales	162,083	186,025	615,843	555,095
Cost of products sold	116,847	140,839	469,095	416,748
Cost of services	12,968	17,895	40,142	51,426
Total cost of sales	129,815	158,734	509,237	468,174
Gross profit	32,268	27,291	106,606	86,921
Operating expenses
General and administrative expenses	35,562	29,345	105,744	74,333
Contingent note revaluations gain	—	2,310	—	3,090
Operating (loss) income	(3,294)	(4,364)	862	9,498
Interest expense, net	(7,829)	(5,742)	(18,500)	(9,921)
Foreign currency loss, net	(251)	—	(126)	(73)
Other income, net	13	6	702	21
Total other expense, net	(8,067)	(5,736)	(17,924)	(9,973)
Pretax net loss	(11,361)	(10,100)	(17,062)	(475)
Income tax (expense) benefit	(53,168)	1,304	(52,060)	(77)
Net loss	(64,529)	(8,796)	(69,122)	(552)
Net loss attributable to non-controlling interest	(1,467)	(2,906)	(2,066)	(88)
Net loss attributable to PetIQ, Inc.	$(63,061)	$(5,890)	$(67,055)	$(464)
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(2.53)	$(0.26)	$(2.75)	$(0.02)
Diluted	$(2.53)	$(0.26)	$(2.75)	$(0.02)
Weighted Average shares of Class A common stock outstanding
Basic	24,935	22,974	24,365	22,387
Diluted	24,935	22,974	24,365	22,387

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(69,122)	$(552)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	20,942	11,005
Termination of supply agreement	7,801	—
Gain on disposition of property, plant, and equipment	(363)	(25)
Stock based compensation expense	6,549	4,747
Deferred tax adjustment	52,060	37
Contingent note revaluation	—	3,090
Other non-cash activity	143	146
Changes in assets and liabilities
Accounts receivable	(29,777)	(41,684)
Inventories	(3,993)	12,137
Other assets	3,449	1,368
Accounts payable	15,824	1,026
Accrued wages payable	3,443	2,401
Other accrued expenses	6,863	(2,299)
Net cash provided by (used in) operating activities	13,819	(8,603)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	429	70
Purchase of property, plant, and equipment	(17,811)	(5,128)
Purchase of Capstar and related intangibles	(96,072)	—
Business acquisitions (net of cash acquired)	—	(185,090)
Net cash used in investing activities	(113,454)	(190,148)
Cash flows from financing activities
Proceeds from issuance of convertible notes - liability component	90,465	—
Proceeds from issuance of convertible notes - equity component	53,285	—
Payment for Capped Call options	(14,821)	—
Proceeds from issuance of long-term debt	668,675	661,084
Principal payments on long-term debt	(667,511)	(511,681)
Payment of financing fees on Convertible Notes	(5,884)	—
Tax distributions to LLC Owners	(46)	(1,641)
Principal payments on finance lease obligations	(1,252)	(1,103)
Payment of deferred financing fees and debt discount	(550)	(5,362)
Tax withholding payments on Restricted Stock Units	(313)	—
Exercise of options to purchase class A common stock	8,188	1,588
Net cash provided by financing activities	130,236	142,885
Net change in cash and cash equivalents	30,601	(55,866)
Effect of exchange rate changes on cash and cash equivalents	(120)	(39)
Cash and cash equivalents, beginning of period	27,272	66,360
Cash and cash equivalents, end of period	$57,753	$10,455

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
$'s in 000's	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Services segment sales:
Same-store sales	$9,136	$21,908	$29,074	$66,617
Non same-store sales	2,884	2,583	6,119	6,254
Net services segment sales	12,020	24,491	35,193	72,871
Products segment sales	150,063	161,534	580,650	482,224
Total net sales	162,083	186,025	615,843	555,095

Adjusted EBITDA
Products	26,318	20,506	92,448	56,030
Services	(223)	7,048	2,878	18,147
Unallocated Corporate	(14,087)	(8,296)	(40,554)	(23,217)
Total Adjusted EBITDA	$12,008	$19,258	$54,772	$50,960

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Gross profit	$32,268	$27,291	$106,606	$86,921
Plus:
Purchase accounting adjustment to inventory	—	2,403	—	2,403
Non same-store gross loss	2,137	2,811	7,660	6,436
COVID-19 related costs	1,182	—	4,178	—
SKU Rationalization	—	6,482	—	6,482
Adjusted gross profit	$35,587	$38,987	$118,444	$102,242

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(64,529)	$(8,796)	$(69,122)	$(552)
Plus:
Tax expense (benefit)	53,168	(1,304)	52,060	77
Depreciation	3,030	2,404	8,886	5,587
Amortization	3,821	1,807	8,313	4,364
Interest	7,830	5,742	18,501	9,921
EBITDA	$3,320	$(147)	$18,638	$19,397
Acquisition costs(1)	1,083	1,960	1,815	5,425
SKU Rationalization(2)	—	6,482	—	6,482
Stock based compensation expense	2,147	1,601	6,549	4,747
Purchase accounting adjustment to inventory	—	2,403	—	2,403
Non same-store revenue(3)	(2,884)	(2,583)	(6,119)	(6,254)
Non same-store costs(3)	5,378	5,394	15,476	12,690
Fair value adjustment of contingent note(4)	—	2,310	—	3,090
Integration costs and costs of discontinued clinics(5)	307	1,166	9,611	2,308
Clinic launch expenses(6)	767	672	2,046	672
Litigation expenses	290	—	723	—
COVID-19 related costs(7)	1,600	—	6,033	—
Adjusted EBITDA	$12,008	$19,258	$54,772	$50,960
Adjusted EBITDA Margin	7.5%	10.5%	9.0%	9.3%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(5)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(6)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(7)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Reconciliation between net (loss) income and adjusted net income

(Unaudited, in 000’s)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net (loss) income	$(64,529)	$(8,796)	$(69,122)	$(552)
Plus:
Tax expense (benefit)	53,168	(1,304)	52,060	77
Acquisition costs(1)	1,083	1,960	1,815	5,425
SKU rationalization(2)	—	6,482	—	6,482
Purchase accounting adjustment to inventory	—	2,403	—	2,403
Stock based compensation expense	2,147	1,601	6,549	4,747
Non same-store revenue(3)	(2,884)	(2,583)	(6,119)	(6,254)
Non same-store costs(3)	5,378	5,394	15,476	12,690
Fair value adjustment of contingent note(4)	—	2,310	—	3,090
Integration costs and costs of discontinued clinics(5)	307	1,166	9,611	2,308
Clinic launch expenses(6)	767	672	2,046	672
Litigation expenses	290	—	723	—
COVID-19 related costs(7)	1,600	—	6,033	—
Adjusted Net (loss) income	$(2,673)	$9,305	$19,072	$31,088

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(5)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(6)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(7)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.